Exhibit 99.1

Rosetta Stone Inc. Reports Fourth Quarter and Full Year 2017 Results
Company delivers 12th consecutive quarter of reduced expenses; Literacy segment posts 23% Q4 revenue increase

ARLINGTON, VA — March 7, 2018 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the fourth quarter and full year ended December 31, 2017. Revenue in the fourth quarter 2017 totaled $44.8 million, down 13% from $51.7 million in the year-ago period. Fourth quarter 2017 net income totaled $2.4 million, compared to the net loss of $5.6 million in the year-ago period. Earnings per diluted share in the fourth quarter 2017 totaled $0.10, compared to $(0.25) per diluted share in the fourth quarter 2016.
Fourth Quarter 2017 Overview

•	Revenue at Lexia Learning ("Lexia"), the Company's Literacy segment, increased 23% year-over-year to a record high $12.0 million.

•
Total operating expenses decreased $6.7 million or 15% year-over-year to $38.8 million, representing the 12th consecutive quarter of year-over-year expense reductions. Total operating expenses in the year-ago period included $1.6 million of lease termination costs.

•
Net income in the fourth quarter 2017 improved year-over-year to $2.4 million or $0.10 per diluted share, compared to a net loss of $5.6 million or $(0.25) per diluted share in the fourth quarter 2016. Included in the fourth quarter 2017 net income was a one-time, non-cash $5.5 million tax benefit associated with the Tax Cuts and Jobs Act and the fourth quarter 2016 net loss included lease termination costs totaling $1.6 million. Fourth quarter 2017 pre-tax income before prior-year lease termination costs improved 9% year-over-year.

•	Cash and cash equivalents increased sequentially to $43.0 million at December 31, 2017, with zero debt outstanding.
“The fourth quarter and full year 2017 results represent the continuation of an improving trend at Rosetta Stone, reflecting strong growth at Lexia, the near completion of our transition to a 100%-subscription model in our Consumer Language segment, and continued expense reductions,” said John Hass, Chairman, President and Chief Executive Officer. “Over the past three years, we have done the hard work and made the appropriate investments to position all of our businesses for sales growth in 2018. Sales growth, which as we approach a near 100% subscription-based business, should be more stable and predictable than in the past.”
Fourth Quarter 2017 Review
Revenue: Total revenue was down 13% year-over-year to $44.8 million, reflecting a decline of $10.2 million or 84% in product revenue, which was only partially offset by an increase of $3.3 million or 8% in subscription and service revenue. The decline in product revenue was attributable to the ongoing SaaS migration in Consumer Language. The increase in subscription and service revenue reflects continuing double-digit growth at Lexia and increases in the number of new subscribers and total subscribers in Consumer Language.
Revenue at Lexia increased 23% year-over-year to $12.0 million in the fourth quarter 2017. Adjusting for the impact of purchase accounting, Lexia's revenue would have been $12.3 million in the fourth quarter compared to $10.5 million in the year-ago period, and Lexia's pro forma growth rate would have been 17% year-over-year. Lexia's sustained revenue growth reflects strong demand for its Core5 literacy curriculum product, high retention rates, and increased effectiveness of the Company's direct sales force. In January 2018, Lexia PowerUp LiteracyTM, the newest addition to Lexia's portfolio of literacy and assessment solutions, was launched. PowerUp is a literacy curriculum solution developed specifically for non-proficient readers in grades 6 through 12.
Enterprise & Education ("E&E") Language segment revenue decreased 16% year-over-year to $15.0 million in the fourth quarter 2017. The decline included the Company's decision to exit a direct sales and marketing presence in several countries, including China, Brazil and France, as part of the 2016 Restructuring Plan. In addition, a large multi-year sale in the fourth quarter 2016 was not eligible for renewal in the current quarter.
Consumer Language segment revenue declined 26% year-over-year to $17.8 million in the fourth quarter 2017, primarily reflecting the strategic shift toward a 100% SaaS-based revenue model in the Company's direct-to-consumer ("DTC") channels, which was substantially complete at year-end. In addition, the shift toward a 100% SaaS-based revenue model and movement to consignment distribution in the Company's retail channel contributed to lower revenue as retailers managed down their inventories ahead of both transitions, which are expected to be complete in 2018. The number of paying Consumer Language subscribers in the fourth quarter 2017 increased 16% year-over-year to approximately 370,000 at December 31, 2017.
US$ thousands, except for percentages

	Three Months Ended December 31,
	2017	Mix %	2016	Mix %	% change
Revenue from:
Literacy	$12,040	27%	$9,810	19%	23%
E&E Language	14,978	33%	17,926	35%	(16)%
Consumer Language	17,771	40%	23,942	46%	(26)%
Total Revenue	$44,789	100%	$51,678	100%	(13)%
Net Income (Loss):  The fourth quarter 2017 net income improved year-over-year to $2.4 million or $0.10 per diluted share, compared to a net loss of $5.6 million or $(0.25) per diluted share in the year-ago period. Included in the fourth quarter 2017 net income was a one-time, non-cash $5.5 million tax benefit associated with the Tax Cuts and Jobs Act and the fourth quarter 2016 net loss included lease termination costs totaling $1.6 million.
Total operating expenses decreased $6.7 million or 15% year-over-year to $38.8 million in the fourth quarter 2017, reflecting the Company's 12th consecutive quarter of year-over-year expense reductions. Excluding the $1.6 million in lease termination costs included in the fourth quarter 2016, total selling, administrative and research expenses decreased $5.1 million or 12% year-over-year, reflecting reductions of $2.8 million or 10% in sales and marketing expense, $1.2 million or 13% in general and administrative expense, and $1.0 million or 15% in research and development expense. Lower media spend contributed to a $3.0 million year-over-year reduction in advertising costs in the fourth quarter.
Full Year 2017 Review
Revenue: Full year 2017 revenue totaled $184.6 million, down 5% from $194.1 million in 2016, reflecting an increase of $14.1 million or 9% in subscription and service revenue, which was more than offset by a decline of $23.6 million or 59% in product revenue. The decline in product revenue reflects the ongoing SaaS migration in Consumer Language. The increase in subscription and service revenue reflects strong growth at Lexia and increases in the number of new subscribers and total subscribers in Consumer Language.
Revenue at Lexia totaled $43.6 million in 2017, up 28% from $34.1 million in 2016. Adjusting for the impact of purchase accounting, Lexia's revenue would have been $45.4 million in 2017 compared to $38.4 million a year ago, and Lexia's pro forma growth rate would have been 18% year-over-year.
Revenue in the E&E Language segment totaled $65.3 million in 2017, down 9% compared to $72.1 million in 2016. Nearly half of the reduction was driven by the restructuring of the E&E Language segment, initiated in March 2016, which had the effect of exiting the Enterprise segment's direct sales and marketing presence in several countries, including China, Brazil and France. E&E Language segment revenue, before the countries that were exited, decreased 6%.
Consumer Language segment revenue was down 14% to $75.7 million in 2017, compared to $87.9 million in 2016, largely reflecting the Company's progress toward a 100% SaaS-based revenue model in the direct-to-consumer ("DTC") channels, which was substantially complete at year-end. The shift toward a 100% SaaS-based revenue model and movement to consignment distribution in the Company's retail channel contributed to lower revenue as retailers managed down their inventories ahead of both transitions, which are expected to be complete in 2018.

US$ thousands, except for percentages

	Twelve Months Ended December 31,
	2017	Mix %	2016	Mix %	% change
Revenue from:
Literacy	$43,608	24%	$34,123	18%	28%
E&E Language	65,267	35%	72,083	37%	(9)%
Consumer Language	75,718	41%	87,883	45%	(14)%
Total Revenue	$184,593	100%	$194,089	100%	(5)%
Net Loss:  Full year 2017 net loss totaled $1.5 million, an improvement of $26.0 million or 94% compared to the net loss of $27.6 million in 2016. Loss per diluted share in 2017 totaled $(0.07), an improvement of $1.18 or 94% compared to $(1.25) per diluted share in 2016. Included in the 2017 net loss was a one-time, non-cash $5.5 million tax benefit associated with the Tax Cuts and Jobs Act and the 2016 net loss included (pre-tax) impairment charges of $3.9 million and lease termination costs of $1.6 million.
Selling, administrative and research expenses combined totaled $155.5 million in 2017, a decrease of $25.6 million or 14% compared to $181.1 million in 2016. The improvement reflects the combined effects of cost savings initiatives announced since March 2015. The majority of the operating expense decline was in sales and marketing expense, which declined $17.7 million or 15% to $96.7 million in 2017, compared to $114.3 million in 2016. In addition, general and administrative expense declined $6.4 million or 16% to $34.1 million in 2017, compared to $40.5 million in 2016; $3.3 million of the decline in general and administrative expense was due to lower severance, restructuring and other nonrecurring expenses.
Balance Sheet: The Company had cash and cash equivalents of $43.0 million and zero debt at December 31, 2017. Deferred revenue totaled $151.3 million at December 31, 2017, compared to $141.5 million at December 31, 2016. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $110.7 million, or approximately 73% of the total December 31, 2017 balance.
Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $2.6 million in the fourth quarter 2017, compared to $4.3 million in the same period a year ago. For the full year 2017, free cash flow totaled $6.4 million, compared to $(11.3) million in 2016; included in the full year 2017 free cash flow was $13 million received from the transaction with SOURCENEXT. The Company's cash flow has historically been seasonal, with a net use of cash during the first half of the year and positive cash generation in the second half of the year.
Adjusted EBITDA, a non-GAAP financial measure, was $1.6 million in the fourth quarter, a decline of $1.9 million compared to $3.5 million in the year-ago period. For the full year, Adjusted EBITDA totaled $13.3 million in 2017, compared to $4.4 million in 2016.
Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on March 14. Investors may dial into the replay using 1-412-317-6671 and passcode 13676661.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•
Sales represents executed contracts received by the Company that are either recorded immediately as revenue of deferred revenue. Therefore, sales is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•
Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people’s lives through the power of language and literacy education. The company’s innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.
Founded in 1992, Rosetta Stone’s language division uses cloud-based solutions to help all types of learners read, write, and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.
For more information, visit www.rosettastone.com. “Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	As of December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$42,964	$36,195
Restricted cash	72	402
Accounts receivable (net of allowance for doubtful accounts of $375 and $1,072, at December 31, 2017 and December 31, 2016, respectively)	24,517	31,788
Inventory	3,536	6,767
Deferred sales commissions	14,466	14,085
Prepaid expenses and other current assets	4,543	3,813
Total current assets	90,098	93,050
Deferred sales commissions	3,306	4,143
Property and equipment, net	30,649	24,795
Goodwill	49,857	48,251
Intangible assets, net	19,184	22,753
Other assets	1,661	1,318
Total assets	$194,755	$194,310
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$8,984	$10,684
Accrued compensation	10,948	10,777
Income tax payable	384	785
Obligations under capital lease	450	532
Other current liabilities	16,454	22,150
Deferred revenue	110,670	113,821
Total current liabilities	147,890	158,749
Deferred revenue	40,593	27,636
Deferred income taxes	1,968	6,173
Obligations under capital lease	1,850	2,027
Other long-term liabilities	31	1,384
Total liabilities	192,332	195,969
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,783 and 23,451 shares issued and 22,783 and 22,451 shares outstanding at December 31, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	195,644	190,827
Treasury stock, at cost; 1,000 and 1,000 shares at December 31, 2017 and December 31, 2016, respectively	(11,435)	(11,435)
Accumulated loss	(178,890)	(177,344)
Accumulated other comprehensive loss	(2,898)	(3,709)
Total stockholders' equity (deficit)	2,423	(1,659)
Total liabilities and stockholders' equity (deficit)	$194,755	$194,310

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Subscription and service	$42,890	$39,581	$168,442	$154,336
Product	1,899	12,097	16,151	39,753
Total revenue	44,789	51,678	184,593	194,089
Cost of revenue:
Cost of subscription and service revenue	6,991	6,788	26,082	23,676
Cost of product revenue	1,450	3,150	7,539	10,645
Total cost of revenue	8,441	9,938	33,621	34,321
Gross profit	36,348	41,740	150,972	159,768
Operating expenses
Sales and marketing	24,801	27,646	96,660	114,340
Research and development	5,604	6,607	24,747	26,273
General and administrative	8,412	9,637	34,066	40,501
Impairment	—	—	—	3,930
Lease abandonment and termination	—	1,614	—	1,644
Total operating expenses	38,817	45,504	155,473	186,688
Loss from operations	(2,469)	(3,764)	(4,501)	(26,920)
Other income and (expense):
Interest income	23	12	66	46
Interest expense	(108)	(117)	(491)	(470)
Other income and (expense)	60	(491)	881	2,297
Total other income and (expense)	(25)	(596)	456	1,873
Loss before income taxes	(2,494)	(4,360)	(4,045)	(25,047)
Income tax (benefit) expense	(4,860)	1,253	(2,499)	2,503
Net income (loss)	$2,366	$(5,613)	$(1,546)	$(27,550)
Earnings (loss) per share:
Basic	$0.11	$(0.25)	$(0.07)	$(1.25)
Diluted	$0.10	$(0.25)	$(0.07)	$(1.25)
Common shares and equivalents outstanding:
Basic weighted average shares	22,316	22,065	22,244	21,969
Diluted weighted average shares	23,248	22,065	22,244	21,969

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,366	$(5,613)	$(1,546)	$(27,550)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Stock-based compensation expense	1,083	1,449	4,141	4,906
(Gain) loss on foreign currency transactions	(112)	382	(573)	(2,449)
Bad debt (recovery) expense	92	238	(51)	709
Depreciation and amortization	2,932	3,510	12,009	13,322
Deferred income tax (benefit) expense	(5,164)	305	(4,201)	1,162
(Gain) loss on disposal of equipment	(10)	47	(5)	179
Amortization of deferred financing costs	58	71	296	274
Loss on impairment	—	—	—	3,930
Loss (gain) from equity method investments	—	(1)	100	45
Gain on divestiture of subsidiary	—	—	(506)	—
Net change in:
Restricted cash	(23)	(24)	342	(378)
Accounts receivable	5,226	5,769	7,584	14,681
Inventory	661	1,261	3,266	538
Deferred sales commissions	170	367	491	919
Prepaid expenses and other current assets	276	538	(604)	(167)
Income tax receivable or payable	(151)	671	(447)	719
Other assets	(522)	303	(455)	668
Accounts payable	319	849	(1,765)	(74)
Accrued compensation	(376)	(722)	69	2,701
Other current liabilities	51	(184)	(6,450)	(13,261)
Other long-term liabilities	(493)	515	(1,243)	558
Deferred revenue	242	(2,545)	8,850	(192)
Net cash provided by operating activities	6,625	7,186	19,302	1,240
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,041)	(2,886)	(12,944)	(12,514)
Proceeds from sale of fixed assets	10	—	12	38
Proceeds on divestiture of subsidiary	—	—	110	—
Net cash used in investing activities	(4,031)	(2,886)	(12,822)	(12,476)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	213	11	676	58
Payment of deferred financing costs	—	(1)	(232)	(183)
Payments under capital lease obligations	(109)	(93)	(562)	(533)
Net cash provided by (used in) financing activities	104	(83)	(118)	(658)
Increase (decrease) in cash and cash equivalents	2,698	4,217	6,362	(11,894)
Effect of exchange rate changes in cash and cash equivalents	119	(243)	407	307
Net increase (decrease) in cash and cash equivalents	2,817	3,974	6,769	(11,587)
Cash and cash equivalents—beginning of period	40,147	32,221	36,195	47,782
Cash and cash equivalents—end of period	$42,964	$36,195	$42,964	$36,195

ROSETTA STONE INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP net income (loss)	$2,366	$(5,613)	$(1,546)	$(27,550)
Total other non-operating (income) and expense, net	25	596	(456)	(1,873)
Income tax (benefit) expense	(4,860)	1,253	(2,499)	2,503
Impairment	—	—	—	3,930
Depreciation and amortization	2,932	3,510	12,009	13,322
Stock-based compensation expense	1,083	1,449	4,141	4,906
Restructuring expense	26	10	1,207	5,193
Lease abandonment and termination	—	1,614	—	1,644
Strategy consulting expense	—	577	169	1,956
Other EBITDA adjustments	(7)	56	296	328
Adjusted EBITDA*	$1,565	$3,452	$13,321	$4,359

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$6,625	$7,186	$19,302	$1,240
Purchases of property and equipment	(4,041)	(2,886)	(12,944)	(12,514)
Free cash flow *	$2,584	$4,300	$6,358	$(11,274)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Supplemental Information
(unaudited)

	Quarter-Ended				Year-Ended	Quarter-Ended				Year Ended
	Mar 31 2016	Jun 30 2016	Sep 30 2016	Dec 31 2016	Dec 31 2016	Mar 31 2017	Jun 30 2017	Sep 30 2017	Dec 31 2017	Dec 31 2017
Revenue by Segment (in thousands, except percentages)

Literacy	7,577	7,950	8,786	9,810	34,123	10,170	10,370	11,028	12,040	43,608
E&E Language	18,331	17,490	18,336	17,926	72,083	16,500	17,260	16,529	14,978	65,267
Consumer Language	22,094	20,276	21,571	23,942	87,883	21,023	18,275	18,649	17,771	75,718
Total	48,002	45,716	48,693	51,678	194,089	47,693	45,905	46,206	44,789	184,593

YoY Growth (%)
Literacy	82%	68%	52%	35%	56%	34%	30%	26%	23%	28%
E&E Language	(4)%	(6)%	(6)%	(6)%	(5)%	(10)%	(1)%	(10)%	(16)%	(9)%
Consumer Language	(37)%	(28)%	(12)%	(25)%	(27)%	(5)%	(10)%	(14)%	(26)%	(14)%
Total	(18)%	(11)%	(2)%	(11)%	(11)%	(1)%	—%	(5)%	(13)%	(5)%

% of Total Revenue
Literacy	16%	17%	18%	19%	18%	21%	22%	24%	27%	24%
E&E Language	38%	38%	38%	35%	37%	35%	38%	36%	33%	35%
Consumer Language	46%	45%	44%	46%	45%	44%	40%	40%	40%	41%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	39,795	37,626	41,042	44,352	162,815	41,241	39,384	39,661	38,539	158,825
International	8,207	8,090	7,651	7,326	31,274	6,452	6,521	6,545	6,250	25,768
Total	48,002	45,716	48,693	51,678	194,089	47,693	45,905	46,206	44,789	184,593

Revenues by Geography (as a %)
United States	83%	82%	84%	86%	84%	86%	86%	86%	86%	86%
International	17%	18%	16%	14%	16%	14%	14%	14%	14%	14%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.